Exhibit 4.1

AMENDED AND RESTATED SHAREHOLDER AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT (the “Agreement”) is made as of [__________], 2023 by and between Silver Point Specialty Lending Fund, a Maryland statutory trust (the “Company”), Silver Point Specialty Credit Fund Management, LLC (the “Adviser”), solely with respect to Section 8 hereof, Silver Point Specialty Credit Fund GP, LLC (the “General Partner”), solely with respect to Section 8 hereof, and the owner of common shares of beneficial interest, par value $0.001 per share (“BDC Shares”), of the Company named on the signature page hereto (the “Investor” and, together with all the other owners of BDC Shares executing shareholder agreements, the “Investors”). This Agreement amends and restates the original Shareholder Agreement by and among the parties hereto dated November 15, 2021. Capitalized terms used and not defined herein have the meanings ascribed to them in the Amended and Restated Limited Partnership Agreement of the Limited Partnership dated January 7, 2016, as amended, modified, supplemented or restated on or before the date hereof (the “Partnership Agreement”).

1. Transfer of BDC Shares. An Investor may not Transfer BDC Shares without the prior written consent of the Company, which consent may be given or withheld in the Company’s sole discretion; provided that the Company will not unreasonably withhold its consent if an Investor wishes to Transfer its BDC Shares to an Affiliate that meets the investor suitability requirements and such Transfer is consistent with the law and regulations applicable to the Company.

2. Issuance of Preferred Securities. The Company may not issue preferred stock or similar preferred equity securities with an aggregate principal amount in excess of $2.5 million to existing or additional investors without the consent of Unaffiliated Investors holding at least two-thirds of the then outstanding voting securities of the Company.

3. Return of Distributions. Except as required by applicable law, the Investor will not be required to repay any amounts distributed to it by the Company, except that, at any time and from time to time prior to the second anniversary of the date a distribution is made by the Company, each Investor may be required to return distributions for the purpose of meeting such Investor’s pro rata share (based on distributions received) of the Company’s indemnification obligations; provided that in no event shall the Investor be required to return distributions that, when aggregated with previously returned distributions, exceed the lesser of (A) fifty percent (50%) of distributions received by the Investor or (B) fifty percent (50%) of the Investor’s Commitment.

4. Investment Period. Subject to the terms of this Agreement, the Company may make Investments and engage in any other activities that may be necessary, convenient or incidental to such Investments through June 30, 2025 (the “Investment Period”). After the end of the Investment Period, the only Investments the Company may make are (i) Temporary Investments, (ii) Follow-on Investments, at such times and in such amounts as determined by the Adviser, and (iii) Investments (x) for which the Adviser has received internal approval prior to the end of the Investment Period, (y) that are substantially in process (i.e., Investments for which the Adviser has commenced, in good faith, negotiating the terms thereof) or under active consideration by the

Adviser on or before the end of the Investment Period or (z) as to which the Company has entered into a definitive agreement, letter of intent, memorandum of understanding or similar document (including in respect of any Investment made prior to the end of the Investment Period (or after the end of the Investment Period with respect to Investments that are in process or under active consideration by the Adviser on or before the end of the Investment Period)) that will be funded over a period of time in installments or otherwise (whether pursuant to the contractual arrangement(s) underlying such Investment or as otherwise determined appropriate by the Adviser in its discretion); provided, that the Company shall not make any new Investments pursuant to the foregoing clauses (x) and (y) after the first anniversary of the end of the Investment Period (investments made pursuant to clauses (i), (ii), and (iii) above are collectively referred to herein as “Permitted Investments”).

Notwithstanding the foregoing, if prior to the end of the Investment Period one or more of the Company, the Adviser, any of their Affiliates or third parties provide each Unaffiliated Investor the opportunity to sell for cash all of the BDC Shares it owns at a price not less than net asset value per BDC Share (the “Liquidity Event”), the Company shall continue to exist and make Investments until the Company’s board of trustees (or the Adviser if there is no board of trustees) or shareholders determines to liquidate and dissolve the Company in accordance with the applicable governing documents.

In connection with the wind down of the Company or following a Liquidity Event, the board of trustees (or the Adviser if there is no board of trustees) may elect in its sole discretion (i) to cause the Company or any successor entity to cease to be regulated as a business development company under the Investment Company Act of 1940 and (ii) to effect a restructuring of the Company by causing the Company to convert to, merge with, and/or directly or indirectly transfer all or any portion of its assets to, a successor corporation, statutory trust, limited liability company, partnership or other legal entity (a “Restructuring”), provided that if the Investor does not elect to sell all of its BDC Shares in connection with the Liquidity Event, the Investor shall be entitled to receive equity interests in the successor entity with the same value as its remaining equity interest in the Company, and the Investor hereby consents to such actions set forth in this paragraph.

At least forty-five (45) calendar days prior to a Liquidity Event, the Company shall provide the Investor with a description of the Liquidity Event.

5. Term. If a Liquidity Event does not occur prior to the end of the Investment Period, following such date, the Company may only make Permitted Investments, as described in Section 4 of this Agreement, and it shall use its best efforts to wind down, liquidate and dissolve within two years following the end of the Investment Period (provided, however, that the Adviser may, in its discretion, extend the term of the Company for an additional twelve months). This Agreement shall continue until and terminate upon the completion of the liquidation and dissolution of the Company.

6. Advisory Agreement. The Investor hereby approves and ratifies the Amended and Restated Investment Advisory Agreement dated [     ], 2023, by and between the Company and the Adviser in the form attached hereto as Annex A.

7. Confidentiality. To the fullest extent permitted by law, the confidentiality provisions contained in Section 15.09 of the Partnership Agreement shall continue in full force and effect until the termination of this Agreement.

8. Clawback. Following completion of final distributions to Investors, the General Partner and the Adviser will pay to the Company an aggregate amount of cash equal to the Clawback Amount; provided that neither the General Partner nor the Adviser will be required to pay any portion of the Clawback Amount greater than an amount equal to (a) the total amount of Incentive Compensation actually received by the General Partner or the Adviser, as applicable, less (b) the amount of any U.S. federal, state and local income taxes paid or payable by such party or its partners or members with respect to such Incentive Compensation (taking into account any current tax benefit received by such party or its partners or members in connection with the payment of the Clawback Amount), in each case as determined by such party in good faith assuming that an investment in the Company is such party’s sole activity, which shall be deemed to have been paid at the Combined Tax Rate. In the event that Investors are required to return distributions pursuant to “Return of Distributions” above, then, subject to the proviso of the previous sentence, the General Partner and the Adviser will pay to the Company an aggregate amount of cash equal to the Clawback Amount as of such date, calculated in the manner set forth in Section 7.06(b) of the Partnership Agreement. The General Partner and the Adviser may apportion payment of the Clawback Amount between themselves in their sole discretion.

9. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the Company when authorized to do so by Unaffiliated Investors holding at least a majority of the BDC Shares. For purposes of the foregoing authorization, Investors shall be deemed to have consented to such modification or amendment if they fail to object to such modification or amendment within a specific period of time set by the Company, which period of time shall not be less than thirty (30) days. Notwithstanding the foregoing, the Company may, without the consent of any Investors, amend this Agreement to: (i) make a change that does not adversely affect the Investors in any material respect; (ii) make a change that is necessary or desirable to cure any ambiguity, or to correct or supplement any provision in this Agreement that would otherwise be inconsistent with any other provision in this Agreement, or to otherwise provide for matters or questions arising under this Agreement so long as such change shall not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Investors in any material respect; (iii) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. federal, state or non-U.S. governmental entity, so long as such change is made in a manner which minimizes any adverse effect on the Investors; (iv) make a change that is required or contemplated by this Agreement; (v) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the Company pursuant to applicable law, if the provisions of applicable law are amended, modified or revoked so that the taking of such action is no longer required; (vi) prevent the Company from in any manner being deemed an investment company subject to the provisions of the Investment Company Act; (vii) make any amendments that are required or appropriate to facilitate a Restructuring; or (viii) make any other amendments similar to the foregoing. Each Investor, however, must approve of any amendment which would (a) increase its Commitment; (b) reduce its right to receive distributions; (c) change the percentage of Commitments of Investors necessary for any consent required to the taking of an action without the approval of Investors who then hold Aggregate Commitments equal to or in excess of the required Commitments for the subject of such proposed amendment; (d) increase such Investor’s liability under Section 3 of this Agreement or otherwise alter the limited liability status of such Investor; or (e) amend the provisions of this Section 9.

10. Miscellaneous.

(a) Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by telecopy or by electronic delivery (including email or password-protected Internet website). All notices to the Company shall be addressed to its principal office and place of business. All notices addressed to Investor shall be addressed to such Investor at the address set forth on the books and records of the Company. Any Investor may designate a new address by written notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given: when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four (4) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; the same Business Day if sent by telecopier, sent by email or posted on a password protected internet website on a Business Day if notice of the posting is provided by email on the same Business Day; and the next Business Day if sent by telecopier, sent by email or posted on a password-protected Internet website on a day that is not a Business Day.

(b) Further Assurances. Each Investor agrees to cooperate with the Company and to take all action, execute all documents and provide all consents determined by the Company in good faith to be reasonably necessary or desirable to effect the provisions of this Agreement. Each Investor further acknowledges that the Company shall have the right, without obtaining the consent of the Investors, to make such modifications to the Company’s constitutive documents, capital structure and governance arrangements in order to give effect to the intent of the parties manifested in this Agreement, so long as (i) the economic interests of the Investors are not materially diminished or materially impaired, (ii) such modifications are consistent with the requirements applicable to BDCs under the Investment Company Act and (iii) such modifications are not inconsistent with the provisions of the Confidential Offering Memorandum or the Partnership Agreement, as applicable.

(c) Successors. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon Investor and its legal representatives, heirs, successors and assigns.

(d) Governing Law; Severability. This Agreement and any and all actions or controversies arising out of this Agreement including, without limitation, tort claims, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law principles thereof that would result in the application of the substantive law of any jurisdiction other than the State of Delaware. If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Dispute Resolution. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto agree to the Dispute Resolution Procedures set forth in Article IX of the Investor’s Subscription Agreement.

(f) No Third-Party Rights. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

(g) Headings. The headings of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

(h) Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

(i) Entire Agreement. This Agreement constitutes the entire agreement among the Investor, the Company, the General Partner (solely with respect to Section 8 hereof) and the Adviser (solely with respect to Section 8 hereof) with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

(j) Assignment. No party hereto shall assign all or any part of this Agreement without the prior written consent of the Company; provided, however, that a party hereto may assign its respective rights and obligations under this Agreement in whole or in part to any of its Affiliates with the prior written consent of the Company.

(k) No Waiver. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(l) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SILVER POINT SPECIALTY LENDING FUND

By:
Name:
Title:

INVESTOR:

By:
Name:
Title:

SOLELY IN RESPECT OF SECTION 8 HEREOF

SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC

By:
Name:
Title:

SOLELY IN RESPECT OF SECTION 8 HEREOF

SILVER POINT SPECIALTY CREDIT FUND GP, LLC

By:
Name:
Title:

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